                                  Exhibit 23

                             Accountants' Consent

The Board of Directors
Cytec Industries Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-80710, 33-83576, 33-85666, 333-62287, 333-11121 and 333-45577) and
in the registration statement on Form S-3 (Nos. 333-52011 and No. 333-3808) of Cytec Industries Inc. of our reports dated January 25, 1999, relating to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of Cytec Industries Inc.



                                     /s/ KPMG LLP

                                     KPMG LLP

Short Hills, New Jersey
March 29, 1999